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                                                                      EXHIBIT 12

                         CONAGRA, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

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
                                                                 THIRTEEN
                                                                WEEKS ENDED
                                                                 AUGUST 29,
                                                                    1999
                                                                 ---------
Fixed Charges
  Interest expense                                               $    85.9
  Capitalized interest                                                 1.6
  Interest in cost of goods sold                                       5.3
  One-third of noncancelable lease rent                               10.9
                                                                 ---------
    Total fixed charges (A)                                      $   103.7
                                                                 =========

Earnings
  Pretax income                                                  $   164.2
  Adjustment for unconsolidated subsidiaries                           (.2)
  Add fixed charges                                                  103.7
  Less capitalized interest                                           (1.6)
                                                                 ---------
    Earnings and fixed charges (B)                               $   266.1
                                                                 =========

Ratio of earnings to fixed charges (B/A)                               2.6*

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*Pretax income includes $47.1 million of non-recurring and other restructuring-related charges. Excluding the charges, the "ratio of earnings to fixed charges" was 3.0. See note 2 to the condensed consolidated financial statements.

For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.